Exhibit 99.1

Tapestry Reports Third Quarter 2005 Financial Results

BOULDER, Colo., Nov. 2 /PRNewswire-FirstCall/ -- Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) announced today financial results for the third quarter ended September 28, 2005.

The net loss from continuing operations for the third quarter of 2005 was $5.5 million (including a $963,000 non-recurring impairment charge on the carrying value of Tapestry’s equity investment in ChromaDex, Inc.) compared to a similar loss of $7.0 million for the third quarter of 2004. The net loss for the third quarter of 2005 including impairment charges, was $5.5 million, or $0.16 basic and diluted loss per share. This compared to a net loss for the third quarter of 2004 of $4.8 million, or $0.14 basic and diluted loss per share.

As of September 28, 2005, Tapestry had $17.6 million in cash, cash equivalents, and investments.

“Our clinical programs for TPI 287, our third generation taxane, are progressing on budget and on schedule. Our first Phase I clinical trial, on a Q7 day schedule, is recruiting rapidly; we should begin dosing our fourth cohort in that trial within the next ten days. We have recently initiated recruitment for our second Phase I clinical trial, on a Q21 day schedule, for TPI 287 at the Rocky Mountain Cancer Center in Denver,” commented Leonard P. Shaykin, Chairman and Chief Executive Officer of Tapestry Pharmaceuticals.

“On November 16, 2005 at the upcoming AACR/NCI/EORTC International Conference on Molecular Targets and Cancer Therapeutics in Philadelphia, Tapestry will be presenting supportive preclinical data on the potential oral bioavailability of TPI 287,” added Mr. Shaykin. “Because of the continued positive data emerging on this compound, we will be focusing more of our resources going forward on TPI 287 and move other programs in our pipeline back to accelerate this program.”

About Tapestry Pharmaceuticals, Inc.

Tapestry Pharmaceuticals, Inc. is a company focused on the development of proprietary therapies for the treatment of cancer.

For more information about Tapestry and its technologies, visit Tapestry’s web site at www.tapestrypharma.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements can be identified by the use of words such as “opportunities,” “trends,” “potential,” “estimates,” “may,” “will,” “should,” “anticipates,” “expects” or comparable terminology or by discussions of strategy. Such forward-looking statements include statements relating to the clinical development program for TPI-287, patient recruitment, initiation of clinical trials, the safety and effectiveness of TPI-287, the ability of TPI-287 to overcome drug resistance, the potential of TPI-287 as an orally administered compound, and the ability of Tapestry to conduct its development efforts within the current schedule and budget. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include risks that Tapestry will be unable to manufacture additional TPI 287 according to GMP standards or in sufficient quantities to complete clinical trials; that clinical trials for TPI 287 will be delayed due to institutional approvals, patient recruitment, formulation and manufacturing difficulties or other factors; and that human clinical trials may show that TPI 287 is unsafe and/or ineffective in treating cancer in human patients. General implementation risks associated with development of any of our products include those that we are blocked or limited in the development of our product candidates because of the intellectual property rights of third parties; that we are limited in our ability to obtain, maintain and enforce our own intellectual property; that development of our product candidates is delayed or terminated because the costs of further development exceed the value of such candidates; and that the Company’s resources are insufficient to continue development and the Company will be unable to raise sufficient additional capital to continue operations and development. Additional risks, uncertainties and other factors are identified under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 29, 2004 and Quarterly Report on Form 10-Q for the period ended March 30, 2005. The Company disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new or additional information, future events or otherwise.

For further information, please contact Gordon Link, Senior Vice President, Chief Financial Officer, at 303 516 8500.

Tapestry Pharmaceuticals, Inc.
Balance Sheets
(In thousands)

	September 28, 2005	December 29, 2004

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,047	$1,713
Short-term investments	16,522	29,378
Prepaid expense and other current assets	559	538
Assets held for sale	—	112

Total current assets	18,128	31,741
Property, plant and equipment, net	689	676
Long-term investments	—	4,631
Other assets	1,133	2,245

Total assets	$19,950	$39,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$3,505	$8,268
Notes payable-long term, net	2,703	3,245
Total stockholders’ equity	13,742	27,780

Total liabilities and stockholders’ equity	$19,950	$39,293

Tapestry Pharmaceuticals, Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended

	Sept. 28, 2005	Sept. 29, 2004	Sept. 28, 2005	Sept. 29, 2004

Operating expenses:
Research and development	$3,139	$4,910	$8,718	$9,827
General and administrative	1,530	2,019	4,596	6,185

Operating loss	4,669	6,929	13,314	16,012

Other income (expense):
Interest and other income	274	206	656	501
Interest and other expense	(140)	(234)	(447)	(501)
Impairment charges	(963)	—	(1,067)	(205)

Net loss from continuing operations	(5,498)	(6,957)	(14,172)	(16,217)
Discontinued operations:
Income (loss) from discontinued operations	(43)	2,179	(347)	77

Net income (loss)	$(5,541)	$(4,778)	$(14,519)	$(16,140)

Basic and diluted loss per share from continuing operations	$(0.16)	$(0.21)	$(0.42)	$(0.50)

Basic and diluted income (loss) per share from discontinued operations	$—	$0.07	$(0.01)	$—

Basic and diluted income (loss) per share	$(0.16)	$(0.14)	$(0.43)	$(0.50)

Basic and diluted weighted average shares outstanding	34,239	33,310	33,940	32,538

SOURCE  Tapestry Pharmaceuticals, Inc.
          -0-                              11/02/2005
          /CONTACT:  Gordon Link, Senior Vice President, Chief Financial Officer of Tapestry Pharmaceuticals, Inc., +1-303-516-8500, glink@tapestrypharma.com; or Investors, Michael Wachs of CEOCast, Inc., +1-212-732-4900; or Media, Peter Steinerman, +1-516-374-3031, both for Tapestry Pharmaceuticals, Inc./
          /Web site:  http://www.tapestrypharma.com /
           (TPPH)

CO:    Tapestry Pharmaceuticals, Inc.
ST:     Colorado
IN:     HEA BIO MTC
SU:    ERN